As filed with the Securities and Exchange Commission on October 23, 2003
811-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Dreman/Claymore Dividend & Income Fund

Address of Principal Business Office: 210 N. Hale Street Wheaton, Illinois 60187

Telephone Number: 630-315-2036

Name and address of agent for service of process: Nicholas Dalmaso Claymore Securities, Inc. 210 N. Hale Street Wheaton, Illinois 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton in the State of Illinois on the 23rd day of October, 2003.

DREMAN/CLAYMORE DIVIDEND & INCOME FUND

By:	/s/ Nicholas Dalmaso

By:	Nicholas Dalmaso
Trustee

Attest:	/s/ Nicholas Dalmaso

By:	Nicholas Dalmaso